Exhibit 99.1
DENBURY COMMENCES OFFERS FOR SENIOR SUBORDINATED NOTES DUE MARCH 2016 AND SENIOR SUBORDINATED NOTES DUE MAY 2016

PLANO, TX – January 22, 2013 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced that it has commenced cash tender offers to purchase any and all of the outstanding:

•	9.75% senior subordinated notes due March 2016 of the Company (the "9 ¾% Notes"), and

•	9.5% senior subordinated notes due May 2016 of the Company, as successor to Encore Acquisition Company (the "9 ½% Notes" and collectively with the 9 ¾% Notes, the "Notes"),

on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated the date hereof (as it may be amended or supplemented from time to time, the "Statement"), and in the related Letter of Transmittal and Consent (as the same may be amended or supplemented from time to time, the "Letter of Transmittal").  The tender offers are referred to herein collectively as the "Offers."  The Statement and Letter of Transmittal are referred to herein collectively as the "Offer Documents."

As of January 22, 2013, approximately $426.4 million of 9 ¾% Notes and approximately $224.9 million of 9 ½% Notes were outstanding.

In conjunction with the Offers, and on the terms and subject to the conditions set forth in the Offer Documents, the Company is soliciting, with respect to each series of Notes (collectively, the "Consent Solicitations"), consents ("Consents") of holders of those Notes to, among other things, eliminate most of the restrictive covenants and certain events of default contained in the applicable indenture.

The consent payment deadline is 5:00 p.m., New York City time, on February 4, 2013 (such time and date, as it may be extended, the "Consent Payment Deadline"), and the tender offer will expire at 11:59 p.m., New York City time, on February 19, 2013 (such time and date, as it may be extended, the "Expiration Time"), in each case unless earlier terminated by the Company.  Notes tendered may be withdrawn and the related Consents revoked at any time at or before the Consent Payment Deadline but not thereafter.

Tenders of Notes will be accepted only in principal amounts of $1,000 or integral multiples thereof.  The total consideration for each $1,000 principal amount of 9 ¾% Notes purchased pursuant to the Offers will be $1,054.25.  The total consideration for each $1,000 principal amount of 9 ½% Notes purchased pursuant to the Offers will be $1,068.69.  The total consideration for each series of Notes includes a payment of $30 per $1,000 principal amount of those Notes payable only in respect of Notes tendered with Consents at or before the Consent Payment Deadline.  Holders validly tendering Notes after the Consent Payment Deadline but at or before the Expiration Time will be eligible to receive only the tender offer consideration of (i) $1,024.25 per $1,000 principal amount of 9 ¾% Notes and (ii) $1,038.69 per $1,000 principal amount of 9 ½% Notes.  In addition, holders whose Notes are purchased in the tender offer will receive accrued and unpaid interest in respect of their purchased Notes from the last interest payment date to, but not including, the applicable payment date for the Notes.

The Company's obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn pursuant to the Offers is subject to the satisfaction or waiver, in the Company's discretion, of certain conditions, which are more fully described in the Statement, including, among others, the Company's receipt of consent of the holders of at least a majority in principal amount of the outstanding Notes of each series to the proposed amendments and the Company's receipt of aggregate proceeds (before initial purchasers' discounts, fees and other offer expenses) of at least $1.0 billion from an offering of new senior subordinated notes, on terms satisfactory to the Company.  The complete terms and conditions of the Offers and the Consent Solicitations are set forth in the Offer Documents, which are being sent to holders of Notes. Holders of Notes are urged to read the Offer Documents carefully.

Denbury has retained BofA Merrill Lynch to serve as the Dealer Manager and Solicitation Agent in connection with the Offers and the Consent Solicitations.  Any questions regarding the terms of the Offers and the Consent Solicitations may be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 387-3907 (collect).  Any questions regarding procedures for tendering Notes and delivering Consents or any request for additional copies of the Offer Documents should be directed to MacKenzie Partners, Inc., the information agent for the Offers, at (800) 322-2885 (toll free), (212) 929-5500 (collect), or tenderoffer@mackenziepartners.com.

The Offers and the Consent Solicitations are being made solely by means of the Offer Documents.  Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of the Company or any other person, nor shall there be any offer or sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  This press release also is not a solicitation of Consents to the proposed amendments to the indentures and the Notes.  No recommendation is made as to whether holders of the Notes should tender their Notes or give their Consents.

Denbury Resources Inc. is a growing independent oil and natural gas company.  The Company is the largest combined oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions.  The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary oil recovery operations.  For more information about Denbury, please visit www.denbury.com.

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DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Investor Relations, 972.673.2028

INFORMATION AGENT CONTACT:
MacKenzie Partners, Inc.
Jeanne Carr, 212-929-5500
Toll Free: 800-322-2885
tenderoffer@mackenziepartners.com